Exhibit 10.10

Certain identified information has been excluded because it is both not material and would likely cause competitive harm if publicly disclosed.

RESEARCH AND OPTION AGREEMENT

This Research and Option Agreement (this “Agreement”) is entered into effective as of the 11th day of April 2017 (the “Effective Date”) by and between Virpax Pharmaceuticals, LLC, a Delaware limited liability company having a place of business at 101 Lindewood Drive, Suite 225 Malvern, PA 19355 (“Virpax”), and MedPharm Limited, a company incorporated in England with company number 3783386 and a registered office at Unit 3, Chancellor Court, 50 Occam Road, Surrey Research Park, Guildford, GU2 7AB, UK, (“MedPharm”) (collectively MedPharm and Virpax are referred to as the “Parties” and each of MedPharm and Virpax, a “Party”).

WHEREAS, Virpax is engaged in the research, development and distribution of over-the-counter and prescription pharmaceutical products;

WHEREAS, MedPharm is engaged in the formulation, development, performance testing and manufacture of topical and transdermal medicines for application to the skin, eyes, nail, wounds, airways and mucous membranes;

WHEREAS, MedPharm owns intellectual property, including as covered by patent application PCT/GB2006/003408 entitled “TOPICAL FILM-FORMING MONOPHASIC FORMULATIONS”, as well as know-how covering its spray formulation technology and the formulation of active pharmaceutical ingredients within spray formulation technology, necessary or useful to the development and commercialization of products in the Field (the “MedSpray Technology”);

WHEREAS, the MedSpray Technology includes know-how and confidential information relating to pre-clinical development of the initial products described herein (the “MedSpray Information”); and

WHEREAS, subject to the terms and conditions of this Agreement, MedPharm wishes to grant Virpax an Option (as defined below) to obtain an exclusive, worldwide, royalty-bearing license to use the MedSpray Technology for Licensed Product(s) (as defined below);

WHEREAS, the Parties wish to form a relationship to develop and commercialize prescription and over-the-counter pharmaceutical products based on the MedSpray Technology

WHEREAS, subject to the terms and conditions of this Agreement, MedPharm will conduct certain exclusive research and development of a proprietary formulation incorporating the MedSpray Technology and containing Virpax Molecules or other active pharmaceutical ingredients identified by VIRPAX (each, a “Project” and collectively, the “Projects”).

NOW, THEREFORE, in consideration of the mutual promises and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Parties agree as follows:

1.	DEFINITIONS

The following definitions will control the construction of each of the following items wherever they appear in this Agreement.

1.1 “Act” means the United States Federal Food, Drug, and Cosmetic Act, as amended to date and as may be further amended from time to time during the Term, and the regulations promulgated with respect thereto.

Certain identified information has been excluded because it is both not material and would likely cause competitive harm if publicly disclosed.

1.2 “Affiliate” means, with respect to any Person, any other Person which directly or indirectly controls, is controlled by, or is under common control with, such Person. A Person will be regarded as in control of another Person if it owns, or directly or indirectly controls, at least fifty percent (50%) of the voting stock or other ownership interest of the other Person, or if it directly or indirectly possesses the power to direct or cause the direction of the management and policies of the other Person by any means whatsoever. For purposes of this Agreement, MP Pharma Services Inc., shall be deemed an Affiliate of MedPharm for so long as it meets the foregoing definition.

1.3 “Applicable Law” means all laws, rules, regulations and guidelines within the Territory (including, but not limited to, the Act and all regulations promulgated thereunder), as existing as of the Effective Date and as may be amended from time to time thereafter, that apply to the import, export, research and development, manufacture, marketing, distribution and/or sale of the Licensed Product(s) in the Territory or the performance of either Party’s obligations under this Agreement, in each case to the extent applicable and relevant to such Party.

1.4 “Background Technology” means, individually or collectively, the Virpax Background Technology and/or the MedPharm Background Technology used in connection with the carrying out of the activities pursuant to a Project Addendum.

1.5 “Confidential Information” means any proprietary, nonpublic information related to the business, technology, products, processes or customers of a Party disclosed by such Party (“Disclosing Party”) to the other Party (“Receiving Party”). Confidential Information may include, without limitation, any and all nonpublic information, know how, data, designs, plans, specifications, structures, documents, trade secrets, ideas, concepts, products, processes, prototypes, formulas, works in progress, systems, technologies, manufacturing or marketing techniques, business or financial information and other proprietary and nonpublic information of the Disclosing Party. Confidential Information may be written, recorded or otherwise fixed in a tangible medium, electronically communicated, or orally or visually communicated, furnished, provided or disclosed by a Disclosing Party, or acquired by a Receiving Party, directly or indirectly, from the Disclosing Party. The Confidential Information of MedPharm includes, without limitation, all non-public information that is included in the Licensed Intellectual Property.

1.6 “Control” means, with respect to an item included in the Licensed Intellectual Property, the right (whether by ownership, license or otherwise) to grant a license, sublicense or other right to or under such item, as provided for in this Agreement, without violating the terms of any agreement or other binding arrangement with any Third Party and without any obligation to pay royalties or other amounts to any Third Party.

1.7 “Data” means the information, data or results arising from activities under this Agreement, including, but not limited to, from the performance of any Project (but excluding any Inventions).

1.8 “Definitive License Agreement” means, with respect to any Virpax Molecule, a license agreement setting forth the terms and conditions upon which Virpax will license the Licensed Intellectual Property from MedPharm, which shall include, but not be limited to, the terms set forth on Appendix C.

1.9 “Derivatives” means substances created which constitute an unmodified functional subunit or product expressed by the Virpax Materials or MedPharm Materials, as applicable.

1.10 “Evaluation Materials” means the combination of Virpax Materials and Company Materials as described in the applicable Project Addendum; provided, however, that each Party shall retain rights to their own individual respective right to any Virpax Materials and/or Company Materials incorporated therein. For the avoidance of doubt, the definition of “Evaluation Materials” refers to tangible property only and does not include any intellectual property rights.

Certain identified information has been excluded because it is both not material and would likely cause competitive harm if publicly disclosed.

1.11 “Fees” means the fees specified in the Project Addendum as varied in accordance with any variation to the Project Addendum agreed in writing between the parties.

1.12 “Field” means all uses in humans (including, but not limited to, prophylactic and therapeutic treatment as well as diagnosis of human diseases) of Virpax Molecules in MedSpray Technology that is part of an ongoing Project as agreed between the Parties in the relevant Project Addendum.

1.13 “Indirect Taxes” means value-added taxes, sales taxes, or other similar consumption taxes.

1.14  “Initial Virpax Molecules” means [**].

1.15 “Invention” shall mean any invention or discovery, whether patentable or not, that is conceived or first reduced to practice in the course of performance of this Agreement.

1.16  “Licensed Intellectual Property” means the Licensed Patent Rights and the Licensed Know-how.

1.17 “Licensed Know-how” means: (i) any technical, scientific and other data, information and know-how (including, but not limited to, any biological, chemical, toxicological, physical, analytical, safety, manufacturing and quality control data and information) that is Controlled by MedPharm during the Term that relates to (A) the MedSpray Technology, (B) any MedPharm Invention, (C) the MedSpray Information and/or (D) the development, manufacture or commercialization of the Licensed Product(s) and (ii) any and all intellectual property rights with respect to any of the foregoing (other than the Licensed Patent Rights).

1.18 “Licensed Patent Rights” means any Patents that are Controlled by MedPharm during the Term that are necessary or useful to develop, manufacture or commercialize the Licensed Product(s) including, for example, Patents directed to the MedSpray Technology and/or any MedPharm Invention. A list of the Licensed Patent Rights that exist as of the Effective Date is attached to this Agreement as Appendix A.

1.19 “Licensed Product(s)” means any product, kit or other technology containing a Virpax Molecule, incorporating or using, or that constitutes, is based upon or derived from, in whole or part, any Licensed Intellectual Property or any improvement, extension, modification, derivative thereof, in the Field.

1.20 “MedPharm Background Technology” means: (i) the MedPharm Materials; (ii) the pre-existing intellectual property rights of MedPharm with respect to the MedPharm Materials, and with respect to the technology or other materials being used by MedPharm in connection with the performance of this Agreement, as well as any modifications or improvements made by MedPharm to any of the foregoing; and (iii) any and all Progeny and Derivatives thereof.

1.21 “MedPharm Materials” means compound(s), biologic(s) and other substances, that are Controlled by MedPharm and provided to Virpax pursuant to this Agreement.

1.22 “Option Period” means, with respect to a Project, the period that begins on the date Virpax requests the initiation of a Project and the date that is forty-five (45) days from the date the subject Project is completed; provided that if an Option is exercised, the Option Period will be deemed to extend until the termination of the Negotiation Period.

Certain identified information has been excluded because it is both not material and would likely cause competitive harm if publicly disclosed.

1.23 “Pass-through Expenses” means all third party expenses incurred by MedPharm in the direct performance of a Project including the acquisition of consumables, raw materials, equipment or replacement parts required for the performance of the Project. Approved Pass-through Expenses will be subject to a 15 (fifteen) percent increase to such expenses to cover MedPharm requisition costs.

1.24 “Patent” shall mean patents, utility models, inventors certificates and any other indicia of ownership of an invention granted by any governmental authority, reexaminations, reissues, extensions and any other post-issuance counterparts to any of the foregoing, and applications for any of the foregoing, including provisionals, divisionals, substitutions and continuations (in whole or part).

1.25 “Person” means an individual, corporation, partnership, limited liability company, trust, business trust, association, joint venture, non-profit organization, pool, syndicate, sole proprietorship, unincorporated organization, university, governmental authority or any other form of entity not specifically listed herein.

1.26 “Progeny” means unmodified descendants from the Virpax Materials or MedPharm Materials, as applicable.

1.27  “Project Addendum” or, collectively, “Project Addenda” means any addendum belonging to this Agreement and forming an integral part thereof that sets forth the details of each Project agreed between the Parties;

1.28 “Quotation” or “Proposal” means a written quotation or quotations provided by MedPharm in relation to a Project requested by Virpax.

1.29 “Regulatory Authority” means any governmental authority, including without limitation the FDA, that has responsibility for granting any licenses or approvals or granting pricing and/or reimbursement approvals necessary for the marketing and sale of the Licensed Product(s) in any country.

1.30 “Report” means the final documentation relating to the results of all work carried out under the Project including, a formal report to be prepared by MedPharm setting out the results of the Project.

1.31 “Representatives” means, with respect to a Party, such Party’s Affiliates, employees, contractors, counsel, advisors or other agents.

1.32 “Territory” means worldwide.

1.33 “Third Party” mean any Person other than Virpax, MedPharm or any of their respective Affiliates.

1.34 “Virpax Background Technology” means: (i) the Virpax Materials; (ii) the pre-existing intellectual property rights of Virpax with respect to the Virpax Materials, and with respect to the technology or other materials being used by Virpax in connection with the performance of this Agreement, as well as any modifications or improvements made by Virpax to any of the foregoing and (iii) any and all Progeny and Derivatives thereof.

Certain identified information has been excluded because it is both not material and would likely cause competitive harm if publicly disclosed.

1.35 “Virpax Materials” means molecule(s), compound(s), antibody(ies) biologic(s) and other substances that are Controlled by Virpax.

1.36 “Virpax Molecules” means the active pharmaceutical ingredients set forth on Appendix D and any other active pharmaceutical ingredient identified to MedPharm by Virpax as the subject of a Project in writing during the Term.

2.	PROJECTS

2.1 Generally. MedPharm shall provide a Quotation for each Project requested in writing by Virpax during the Term. MedPharm shall be under no obligation to commence a Project until any relevant Quotation has been accepted by Virpax. Virpax shall have no obligation to accept any Quotation. Virpax shall have no obligation with to MedPharm with respect to a Project or a Quotation until a Project Addendum is executed in respect of such Project and/or Quotation. Following acceptance of Quotation and the agreement and completion of the relevant Project Addendum, MedPharm shall commence the Project on the terms and conditions of this Agreement. MedPharm shall be responsible for procuring all materials required to complete each Project, excluding active pharmaceutical ingredients, which shall be billed to Virpax as Pass-through Expenses as set forth on the applicable Project Addendum. All Evaluation Materials will be owned by Virpax.

2.2 Virpax Molecules. From the date on which a particular Virpax Molecule is selected by Virpax to be the subject of a Project by the request for a Quotation for such Virpax Molecule, MedPharm: (i) will work exclusively with Virpax with respect to the research and development of any product in the Field that incorporates the Licensed Intellectual Property and the subject Virpax Molecule and (ii) will not enter into any research collaboration, development, license agreement or any other arrangement with any Person, with respect to any such product in the Field that incorporates the Licensed Intellectual Property and the subject Virpax Molecule until the expiration of the Option Period. Exclusivity with respect to the Initial Virpax Molecules will begin on the Effective Date.

2.3 Initial Projects. Beginning on the Effective Date, MedPharm and Virpax shall negotiate the terms of a Definitive License Agreement with respect to the Virpax Molecule [**] (to be combined with Licensed Intellectual Property) in good faith with a goal, but not an obligation, to have an executed Definitive Licence Agreement in place within forty-five (45) days of the Effective Date. The Definitive License Agreement for [**] will include the terms in Appendix C and such other terms not inconsistent therewith agreed upon between the Parties. Virpax shall not be responsible for any Fees or Pass-Through Expenses in connection with the formulation of [**], which was completed prior to the Effective Date. The Definitive License Agreement for [**] will serve as a template for any future Definitive License Agreements entered into between MedPharm and Virpax in connection with this Agreement. MedPharm shall, upon Virpax’s request, provide a Quotation for a Project involving [**] within thirty (30) days of the Effective Date of this Agreement.

2.4 Completion of Projects. Completion of Projects shall occur when MedPharm provides a Report in respect of such Project to Virpax and Virpax accepts such Report.

2.5 Information Exchange.

2.5.1 The Parties shall conduct regular information exchanges in a manner to be agreed between them to enable ongoing review of the progress of Projects. The Project Addendum shall nominate a key point of contact for each Party for such information exchange.

Certain identified information has been excluded because it is both not material and would likely cause competitive harm if publicly disclosed.

2.5.2 On the Effective Date, MedPharm will make available to Virpax, at no cost, full access and disclosure of all technical information and technical and regulatory documentation directly related to the Licensed Intellectual Property, and if applicable, any data related to any potential Licensed Product (such as preclinical and clinical documents and reports and consumer research), generated by or on behalf of MedPharm and which is Controlled by MedPharm prior to the Effective Date; provided, however, that this disclosure obligation shall not require that MedPharm breach any confidentiality agreement with any Third Party.

2.5.3 On the Effective Date and thereafter throughout the Term, MedPharm will, upon Virpax’s request, supply all data relating to the Licensed Intellectual Property to Virpax to aid in its due diligence, subject to existing confidentiality agreements with Third Parties.

2.5.4 For the duration of any Project undertaken with respect to a Virpax Molecule and until the expiration of the Option Period, or if applicable, the Negotiation Period, MedPharm shall not (and shall not permit its Representatives to) disclose any Confidential Information in the Field to any other Person, or license, sell, promote for sale, or offer or enter into any negotiations or agreements with other Persons relating to the Licensed Intellectual Property in the Field.

2.6 Project Addendum. In the event that Virpax accepts a Quotation in writing, the Parties shall work together in good faith to agree the terms of any Project Addendum. A template Project Addendum is set out in Appendix B. On signature by the Parties, the relevant Project Addendum will become a part of this Agreement and together with the terms set out in this Agreement will become the entire agreement for the Project concerned. To the extent any terms set forth in a Project Addendum shall conflict with the terms set forth in this Agreement, the terms of this Agreement will take precedence unless the Project Addendum expressly states that a conflicting term is intended to modify a specific term in this Agreement.

3.	OPTION

3.1 Option Grant to Virpax. MedPharm hereby grants to Virpax an option, exercisable during the Option Period, to obtain an exclusive (even as to MedPharm), sub-licensable (through multiple tiers), royalty-bearing, irrevocable license throughout the Territory, under the Licensed Intellectual Property, to research, develop, make, have made, market, use, import, export, commercialize, offer for sale and sell a Licensed Product(s) in the Field, subject to the terms of a Definitive License Agreement (the “Option”). In order to exercise the Option with respect to a Virpax Molecule, Virpax will provide MedPharm with written notice of such exercise before the end of the Option Period identifying the written notice to MedPharm that it is exercising the Option (the “Exercise Notice”) during the Option Period. The Option will terminate at the end of the Option Period. If agreed to by both Parties in each of their sole discretions, the Parties may mutually agree to extend the Option Period. Such extension, if any, will be in writing signed by both Parties and expressed as an amendment to this Agreement.

3.2 Definitive License Agreement. In the event that Virpax exercises the Option with respect to a Virpax Molecule, the Parties will promptly negotiate in good faith and enter into a Definitive License Agreement containing the agreed terms and related definitions set out in Appendix C and such other reasonable and customary terms that are mutually acceptable to the Parties (and not inconsistent with the terms set forth on Appendix C) for the licensing of the Licensed Intellectual Property to Virpax for Licensed Product(s) corresponding to the Virpax Molecule set forth in the Exercise Notice (the “Definitive License Agreement”). If the Parties fail to execute a Definitive License Agreement within ninety (90) days (the “Negotiation Period”) after the date of the Exercise Notice, then, notwithstanding anything to the contrary, the Option with respect to such Virpax Molecule will be deemed to have expired without having been exercised, neither Party will have any obligation to enter into a Definitive License Agreement and, subject to Section 3.3, MedPharm will be free to use or license the MedSpray Technology for the subject Virpax Molecule or otherwise, without restriction. If agreed to by both Parties in each of their sole discretions, the Parties may mutually agree to extend the Negotiation Period. Such extension, if any, will be signed by both Parties in writing and expressed as an amendment to this Agreement. During the Negotiation Period, MedPharm will exclusively negotiate a license agreement or other commercial arrangement with respect to the Licensed Intellectual Property in connection with the subject Virpax Molecule with Virpax. The milestone, royalty and sublicensee payments set forth in Appendix C are subject to Virpax’s due diligence review and its determination, in its sole discretion, of the strength of the intellectual property position represented by the Licensed Intellectual Property. The Exercise Fee set forth on Appendix C shall only be payable in connection with the execution of the first Definitive License Agreement entered into in connection with this Agreement.

Certain identified information has been excluded because it is both not material and would likely cause competitive harm if publicly disclosed.

3.3 Right of First Refusal. Notwithstanding anything to the contrary in this Agreement, Virpax shall have a right of first refusal with respect to any license or other commercial arrangement of involving any of the Licensed Intellectual Property in combination with any Virpax Molecule (the “ROFR Option”). In the event that MedPharm reaches an agreement with respect to a license or other commercial arrangement that involves a Virpax Molecule in combination with the MedSpray Technology with any Person (i) prior to the start of a Project with respect to such Virpax Molecule or (ii) after the expiration of the Option with respect to such Virpax Molecule, MedPharm shall provide prompt written notice (along with any relevant additional reports or data reasonably requested by Virpax) to Virpax. Virpax shall then have ten (10) business days to determine if it will exercise the ROFR Option and match the financial terms of the relevant license agreement or other commercial arrangement that is the subject of the ROFR Option. Virpax may exercise the ROFR Option by delivering written notice to MedPharm. Upon exercise of the ROFR Option, the Parties shall negotiate a Definitive License Agreement (or other commercial arrangement, as the case may be) in good faith in accordance with the procedure set forth in Section 3.2 of this Agreement, with such changes as are necessary to reflect the agreed upon terms.

3.4 Manufacturing. Provided that MedPharm is able to offer competitive pricing and quality as third-party manufacturers, MedPharm shall have the first right to enter into a manufacturing agreement with Virpax with respect to any Licensed Product on terms to be negotiated in good faith as set forth below. For a period of sixty (60) days from the execution of a Definitive License Agreement with respect to a Licensed Product (the “Manufacturing Negotiation Period”), Virpax and MedPharm shall negotiate the terms of a manufacturing agreement with respect to the subject Licensed Product.  In the event that MedPharm and Virpax are unable to reach agreement on manufacturing terms within the Manufacturing Negotiation Period, Virpax shall have the option to enter into a manufacturing agreement with any third-party manufacturer it chooses on terms no less favorable to Virpax, in Virpax’s reasonable opinion, than the final terms offered to Virpax from MedPharm during the Manufacturing Negotiation Period. For clarity, Virpax shall have the option to solicit bids from third-party manufacturers at any time, including during the Manufacturing Negotiation Period. In the event that Virpax reaches an agreement with a third-party manufacturer with respect to a Licensed Product, MedPharm shall use commercially reasonable efforts to effect a technology transfer to the third-party manufacturer. The technology transfer shall include the provision of staff as reasonably requested by Virpax and the grant of any licenses to intellectual property Controlled by MedPharm that are reasonably necessary or useful for the manufacturing and supply of Licensed Products. MedPharm shall be eligible to be compensated for any of its staff assigned to provide in factory support at its then standard daily rates. Any provision of documentation to a third-party manufacturer shall be done at no cost to Virpax.

4.	FINANCIAL TERMS

4.1 Form of Payment. In consideration for the performance of Projects, Virpax shall pay MedPharm the Fees as set out in the Project Addendum. Customer shall also reimburse MedPharm for all Pass-through Expenses; to the extent such Pass-through expenses are approved in writing by Virpax prior to incurrence.

Certain identified information has been excluded because it is both not material and would likely cause competitive harm if publicly disclosed.

4.2 Payment Schedule. The Fees shall be payable as set forth in the Project Addendum. Unless stated otherwise in the relevant Project Addendum, the Fees shall be payable as 50% on commencement of work and 50% of Fees on completion of work. All undisputed Fees shall be paid within thirty (30) days of receipt of a VAT Invoice by email, from MedPharm by BACS/ electronic banking. Pass-Through Expenses approved by Virpax shall be reimbursed by Virpax on a monthly basis or other basis agreed between the Parties in any Project Addendum. MedPharm shall invoice Virpax for approved Pass-through Expenses within thirty (30) days of incurrence. Virpax shall reimburse MedPharm for approved Pass-through Expenses within thirty (30) days of the receipt of an invoice. Non-payment of undisputed Fees will be considered a breach of this Agreement and will entitle MedPharm to terminate if not cured within five (5) business days. Virpax shall not be required to pay any Fees in connection with the [**] formulation work that MedPharm has completed.

4.3 Disputed Fees. Both Parties agree to negotiate in good faith to resolve any reasonably disputed Fees within seven (7) days of receipt of notice by MedPharm of such dispute (“Fee Distpute Resolution Period”). If a dispute remains unresolved at the end of the Fee Distpute Resolution Period, MedPharm reserves the right to suspend all Projects until a resolution is mutally agreed by the Parties and all outstanding Fees are paid.

4.4 Late Payments. Interest will accrue on payments that are not disputed in good faith or paid when due from the date such payments are due at the prime rate of interest, as published in The Wall Street Journal (Eastern United States Edition) (or if such rate exceeds the maximum rate permitted by Applicable Law, the such lesser rate as is the maximum rate allowed pursuant to Applicable Law).

4.5 Taxes.

4.5.1 General. Except as set forth in Section 4.5.2, MedPharm alone shall be responsible for any and all taxes levied on account of, or measured in whole or in part by reference to, any amounts payable by Virpax to MedPharm pursuant to this Agreement (“Payments”) they receive. Virpax shall deduct or withhold from the Payments any taxes that it is required by Applicable Law to deduct or withhold.  Notwithstanding the foregoing, if MedPharm is entitled under any applicable tax treaty to a reduction of rate of, or the elimination of, applicable withholding tax, it may deliver to Virpax or the appropriate governmental authority (with the assistance of Virpax to the extent that this is reasonably required and is expressly requested in writing) the prescribed forms necessary to reduce the applicable rate of withholding or to relieve Virpax of its obligation to withhold tax, and Virpax shall apply the reduced rate of withholding, or dispense with withholding, as the case may be, provided that Virpax has received evidence of MedPharm’s delivery of all applicable forms (and, if necessary, its receipt of appropriate governmental authorization) at least fifteen (15) days prior to the time that the Payments are due.  If, in accordance with the foregoing, Virpax withholds any amount, it shall pay to MedPharm the balance when due, make timely payment to the proper taxing authority of the withheld amount, and send to MedPharm proof of such payment as soon as reasonably practicable.

4.5.2 Indirect Taxes. All Payments are exclusive of Indirect Taxes.  If any Indirect Taxes are chargeable in respect of any Payments, Virpax shall pay such Indirect Taxes at the applicable rate in respect of any such Payments following the receipt, where applicable, of an Indirect Taxes invoice in the appropriate form issued by MedPharm in respect of those Payments, such Indirect Taxes to be payable on the due date of the payment of the Payments to which such Indirect Taxes relate

Certain identified information has been excluded because it is both not material and would likely cause competitive harm if publicly disclosed.

5.	MEDPHARM OBLIGATIONS

5.1 Projects. MedPharm shall use commercially reasonable efforts in performing each Project, and/or to deliver any required deliverables (including the Report) to Virpax as the case may be, in accordance with the Project Addendum in all material respects.

5.2 Due Dates. MedPharm shall use commercially reasonable efforts to meet any performance or delivery dates specified in the Project Addendum and shall notify Virpax as soon as reasonably possible of any delay.

5.3 Compliance with Laws. MedPharm shall conduct Projects responsibly and professionally adhering at all times to the relevant regulatory and industry standards and in compliance with any policies, guidelines and practices agreed between the Parties and all Applicable Laws.

5.4 Sub-Contracting. MedPharm may carry out Projects itself and/or through its Affiliates and the Virpax hereby also consents to the MedPharm’s engaging a Sub-Contractor to the extent stated in the relevant Project Addendum to carry out the Project, in full or in part, it being understood that MedPharm shall remain, in any case, fully liable to Virpax in respect of any of its obligations under this Agreement. MedPharm shall be entitled to change the Sub-Contractor subject to approval from Virpax, such approval not to be unreasonably refused or delayed.

6.	VIRPAX OBLIGATIONS

6.1 Virpax agrees to:

6.1.1 supply to MedPharm such quantities of active pharmaceutical ingredient(s) as is required under the applicable Project Addendum; and

6.1.2 supply to MedPharm with such technical, scientific and other information concerning the active pharmaceutical ingredient(s) and the Project as MedPharm shall reasonably require from time to time in order to complete the Project; and

6.1.3 liaise with MedPharm during the course of the Project and to deal promptly with any requests for information or further instructions in connection with the Project.

6.2 MedPharm shall not be responsible for any delay or failure in any Project to the extent caused directly by Virpax’s failure to comply with Section 6.1 above. Any timescales for performance by MedPharm of any Project shall be automatically extended to compensate for any delay by Virpax.

6.3 If Virpax fails to comply with its obligations under Section 6.1 or it is late in complying with such obligations, then without limiting MedPharm’s other rights or remedies:

6.3.1 Virpax shall reimburse MedPharm for any costs or losses sustained or incurred by MedPharm, arising directly from Virpax’s failure or delay; and

6.3.2 MedPharm may raise additional charges to reflect staff allocation to the Project during any period of delay resulting from Virpax’s failure or delay (based on its standard daily rate of £700 per day per MedPharm staff member) for the duration of any delay or until staff can be reasonably reallocated, and such reimbursement and charges shall be paid by Virpax against MedPharm’s invoice. For clarity, both Parties agree that the wording in this Section 6.3 does not apply to the general delays which may occur from time to time during research and development activities but, instead, applies to acute delays to the Project which arise as a direct result of Virpax’s failure or delay in complying with its obligations under Section 6.1.

Certain identified information has been excluded because it is both not material and would likely cause competitive harm if publicly disclosed.

7.	TERM AND TERMINATION

7.1 Term. This Agreement will become effective on the Effective Date and will remain in effect for ten (10) years from the Effective Date, unless terminated earlier pursuant to Section 7.2 (the “Term”). Expiry of Agreement shall not affect any Projects in progress at date of expiry and the terms of this Agreement shall survive such expiry until completion of such Projects; provided that, unless a Party gives at least one-hundred eighty (180) days’ notice to the other that it intends to terminate this Agreement upon the expiration of the Term (or any Renewal Term), this Agreement shall automatically renew for additional one-year periods (each, a “Renewal Term”)

7.2 Termination.

7.2.1 This Agreement, or any Project under this Agreement, may be terminated upon thirty (30) days prior written notice by either Party if the other Party materially breaches any of the terms, conditions or provisions of this Agreement and fails to remedy the breach within such thirty (30) day period.

7.2.2 This Agreement, or any Project under this Agreement, may be terminated upon ninety (90) days prior written notice by Virpax for no cause.

7.2.3 This Agreement, or any Project under this Agreement, may be terminated immediately by either Party, should the other Party cease trading or shall pass a resolution for winding-up (or a court shall make an order to that effect) or become or be declared insolvent or have a receiver appointed over the whole or any part of its undertaking.

7.3 Effect of Expiration or Termination. In the event of any expiration or termination of this Agreement:

7.3.1 By either Party pursuant to Section 7.2.1:

MedPharm will deliver to Virpax an invoice with the final accounting of any Fees for work actually performed and together in each case with any approved Pass-through Expenses to the extent not yet paid for but to which MedPharm has incurred a binding obligation to pay, and Virpax will pay such invoice in full within thirty (30) days of receipt;

7.3.2 By Virpax pursuant to Section 7.2.2:

MedPharm will deliver to Virpax an invoice amounting to 100% of the Fees for, in relation to a Project split into parts, all parts initiated at the time of termination, together in each case with any approved Pass-through Expenses to the extent not yet paid for but to which MedPharm has incurred a binding obligation to pay, and Virpax will pay such invoice in full within thirty (30) days of receipt;

Certain identified information has been excluded because it is both not material and would likely cause competitive harm if publicly disclosed.

7.3.3 any Definitive License Agreement that has been executed in connection with this Agreement will not be affected; and

7.3.4 Each Party will either destroy or return (as applicable and at the other’s discretion) all MedPharm Materials and all Virpax Materials in their possession or control at the effective date of termination, to the applicable Party. Notwithstanding the foregoing, each Party may retain one (1) copy of any such Confidential Information in its files for archival purposes as is reasonably necessary for legal, regulatory, insurance or as a means of determining any continuing obligations under this Agreement (including the Project Addenda), subject to the ongoing obligation to maintain the confidentiality of such information.

7.4 Survival. The following provisions shall survive any expiration or termination of this Agreement: Section 3.2 (“Definitive License Agreement”), Section 3.3 (“Right of First Refusal”), Section 3.4 (“Manufacturing”), Section 7.3 (“Effect of Expiration or Termination”), this Section 7.4 (“Survival”), Section 8 (“Intellectual Property”), Section 9 (“Confidentiality”), Section 11 (“Representations and Warranties; Disclaimer”), Section 12 (“Indemnification”), Section 13 (“Liability”) and Section 14 (“Miscellaneous Provisions”).

8.	INTELLECTUAL PROPERTY.

8.1 Background Technology. The Parties have developed and/or in-licensed their respective Background Technology and Confidential Information over a substantial period of time at substantial expense, and the Background Technology and Confidential Information of each Party are of great importance to such Party’s enterprise. Virpax acknowledges that, as between the Parties, MedPharm is and will at all times remain the owner or licensee of the MedPharm Background Technology and MedPharm’s Confidential Information. MedPharm acknowledges that, as between the Parties, Virpax is and will at all times remain the owner or licensee of the Virpax Background Technology and Virpax’s Confidential Information. Without limiting the foregoing, Virpax will at all times retain ownership of the Virpax Materials, and MedPharm will at all times retain ownership of the MedPharm Materials.

8.2 Inventions. Inventorship of Inventions, whether patentable or not, shall be determined in accordance with United States patent laws. An inventing Party shall promptly disclose to the other Party in writing any Invention conceived or reduced to practice pursuant to the activities conducted under this Agreement or Work Plan. As between the Parties, ownership of Inventions shall be determined such that:

(i)	Virpax shall solely own all right, title and interest: in and to any and all Inventions that materially incorporate Virpax Background Technology and that do not incorporate MedPharm Backround Technology, and any Patents thereon, whether conceived solely by MedPharm Representatives, solely by Virpax Representatives or jointly by one or more Virpax Representative(s) together with one or more MedPharm Representative(s) (“Virpax Inventions”); and

(ii)	MedPharm shall solely own all right, title and interest in and to any and all Inventions that materially incorporate MedPharm Background Technology and that are not Virpax Inventions, and Patents thereon, whether conceived solely by MedPharm Representatives, solely by Virpax Representatives or jointly by one or more Virpax Representative(s) together with one or more MedPharm Representative(s) (“MedPharm Inventions”)

Certain identified information has been excluded because it is both not material and would likely cause competitive harm if publicly disclosed.

To the extent any rights with respect to the Virpax Inventions in any of the MedPharm Representatives, MedPharm hereby assigns (and shall cause each of the other MedPharm Representatives to assign) to Virpax all right, title and interest (including intellectual property rights) with respect to such Virpax Inventions. To the extent any rights with respect to the MedPharm Inventions in any of the Virpax Representatives, Virpax hereby assigns (and shall cause each of the other Virpax Representatives to assign) to MedPharm all right, title and interest (including intellectual property rights) with respect to such MedPharm Inventions.

8.2.1 Other Ownership Rights. In the event a Party’s Background Technology or Confidential Information is used by the other Party outside the scope of this Agreement and an invention is conceived or reduced to practice as a result of the misuse of such Background Technology or Confidential Information (“Other Invention”), such other Party shall own all right, title and interest in such Other Invention. The Party that conceived or reduced to practice the Other Invention shall promptly disclose and hereby assigns (and shall cause each of the other Virpax Representatives or MedPharm Representatives (as applicable) to assign) the Other Invention to such other Party.

8.2.2 Each Party is solely responsible for making any payments that it is required under Applicable Law or pursuant to any contract to any inventor employed or previously employed by such Party or any of its Affiliates.

8.3 Prosecution, Maintenance and Enforcement of Patents for Inventions. Except as provided in the Definitive License Agreement (subject to Virpax’s exercise of the Option and execution of the Definitive License Agreement), as between the Parties, the sole owner of any Invention shall have the sole right to prepare, file, prosecute, maintain, enforce and defend all U.S. and foreign Patents, registrations and other forms of intellectual property in such Invention.

8.4 Ownership and Use of Data. Subject to the terms and conditions of this Agreement, Virpax shall own the Data and the Data shall be considered the Confidential Information of Virpax. Subject to the terms of this Agreement, Virpax grants to MedPharm a perpetual, royalty-free right to use and make copies of the Data solely for the performance of this Agreement and for MedPharm’s internal research purposes only; provided that, MedPharm shall have the option to require that Virpax assign to MedPharm its right, title and interest to any Data or know-how that relates to a Project for which Virpax declines to exercise the Option or for which a Definitive License Agreement is not reached within ten (10) days of expiration of the relevant Option. In exchange for such assignment, upon MedPharm’s entry into any research, development, commercialization or licensing arrangement with another Person that utilizes the Data, the subject know-how or any other intellectual property generated during the performance of a Project in any way, Virpax shall be entitled to, at its option, either (a) a negotiated royalty payment on sales of any commercialized product, in proportion to fees paid on the relevant project or (b) shall be reimbursed all of the Fees and Pass-through expenses paid in connection with the subject Product.

8.5 No Implied License. Except for the rights expressly granted in this Section 8, the Option granted in Section 3.2 and the ROFR Option granted in Section 3.3, neither Party grants any rights, by implication, estoppel or otherwise, to any of its respective Inventions or other technology or intellectual property under this Agreement.

8.6 Cooperation. MedPharm shall cooperate with Virpax in obtaining, at MedPharm’s sole cost and expense; any patent protection as may be available for any intellectual property developed from the performance of a Project and shall execute all documents reasonably necessary for purposes of procuring such patent protection. MedPharm shall keep Virpax informed of any patent applications it files covering such intellectual property and of the progress of such patent applications.

Certain identified information has been excluded because it is both not material and would likely cause competitive harm if publicly disclosed.

9.	CONFIDENTIALITY

9.1 Data, Evaluation Materials. Notwithstanding that any Data or Evaluation Material(s) is/are first disclosed by MedPharm to Virpax pursuant to this Agreement, all Data or Evaluation Materials shall be deemed the Confidential Information of Virpax for which Virpax is the Disclosing Party and MedPharm is the Receiving Party for purposes of this Section 9 (provided, however, that nothing in this Section 9 shall preclude MedPharm from exercising the rights granted to it under Section 8.4).

9.2 Restrictions on Use and Disclosure. During the Term and for a period of five (5) years thereafter, each Party shall maintain the Disclosing Party’s Confidential Information in strict secrecy and confidence, and shall not disclose any of the Disclosing Party’s Confidential Information to a third party, other than the Receiving Party’s Affiliates, nor use such Confidential Information for any purpose other than as necessary in connection with this Agreement, without the express written consent of the Disclosing Party. Each Receiving Party agrees to use the same degree of care to prevent any unauthorized access, disclosure or publication of the Confidential Information of the Disclosing Party as the Receiving Party uses to protect its own Confidential Information of like nature but in no event less than a reasonable degree of care. Such care shall include appropriate technical, physical and procedural controls to protect such information against destruction, loss, unauthorized disclosure to third parties or unauthorized access by employees or agents of Receiving Party or third parties, whether by accident or otherwise.

9.3 Disclosures to Representatives and Affiliates. The Receiving Party shall only disclose the Confidential Information of the Disclosing Party to those employees or agents of the Receiving Party or its Affiliates who have a specific need to use such Confidential Information in connection with this Agreement. All Affiliates, employees or agents to whom the Receiving Party shall disclose any Confidential Information shall be advised of the existence and scope of this Agreement and shall be subject to legally binding nondisclosure restrictions that are at least as restrictive as the terms of this Section 9.

9.4 Not Confidential Information. Notwithstanding anything to the contrary in this Agreement, Confidential Information does not include, and Receiving Party has no obligation under this Section 8 with respect to, any information that:

(i)	is lawfully and properly known by the Receiving Party at the time of its receipt, and not through a prior disclosure by the Disclosing Party, such prior knowledge being evidenced by written documentation of the same;

(ii)	is at the time of disclosure or thereafter becomes published or otherwise part of the public domain without breach of this Agreement by the Receiving Party;

(iii)	is subsequently disclosed to the Receiving Party by a third party who is not under an obligation to the Disclosing Party to maintain the confidentiality of the information; or

(iv)	is developed by the Receiving Party independently of any Confidential Information of the other Party, such independent development being evidenced by written documentation of the same.

The foregoing exceptions (i) and (iv) shall not apply to MedPharm as Receiving Party with respect to any Evaluation Material first disclosed by MedPharm or any Data.

Certain identified information has been excluded because it is both not material and would likely cause competitive harm if publicly disclosed.

9.5 Partial Disclosures; Combinations. Specific aspects or details of Confidential Information shall not be deemed to be within the public domain or in the possession of a Receiving Party merely because the Confidential Information is embraced by more general information in the public domain or in the possession of such Party. Further, any combination of individual elements of Confidential Information shall be considered Confidential Information and shall not be considered in the public domain or in the possession of a Receiving Party merely because one or more individual elements of such combination are in the public domain or in the possession of such Party; rather such combination shall only be considered in the public domain or in the possession of a Receiving Party if the combination of each of the individual elements of the combination is in the public domain or in the possession of the Receiving Party.

9.6 Disclosure Required by Court Order. In the event that the Receiving Party or any of its employees, agents or representatives is required by order of a court or other dispute resolution authority to disclose any of the Confidential Information, the Receiving Party shall promptly inform the Disclosing Party of such requirement in writing so that the Disclosing Party may seek a protective order or other appropriate remedy or, in its sole discretion, waive compliance with the terms of this Agreement. The Receiving Party shall fully cooperate with Disclosing Party in connection with the Disclosing Party’s efforts to obtain any such order or other remedy. In the event that no such protective order or other remedy is obtained, or the Disclosing Party waives compliance with the terms of this Agreement, then, notwithstanding Section 9.2, the Receiving Party may: (i) furnish only that portion of the Confidential Information which the Receiving Party is advised by counsel is legally required; and (ii) exercise reasonable efforts to obtain reliable assurance that confidential treatment will be accorded to the Confidential Information so disclosed.

9.7 Other Permitted Disclosures. Notwithstanding Section 9.2: (i) a Receiving Party may disclose Confidential Information of the other Party as required by any Applicable Law to the limited extent such Receiving Party’s counsel advises that disclosure is required for compliance therewith and (ii) a Receiving Party may with the agreement of the other, disclose the existence and terms of this Agreement and the Confidential Information of the Disclosing Party to its attorneys and advisors and to potential acquirers in connection with a potential investment, consolidation, acquisition, merger or similar transaction and to existing and potential investors or lenders of the Receiving Party, as a part of their due diligence investigations, and/or to potential licensees and/or to potential collaborators and/or to permitted assignees, in each case under a written agreement to keep the terms of this Agreement confidential and to use the Confidential Information solely for the purpose permitted pursuant to this Section.

9.8 Ownership; Return/Destruction. All Confidential Information delivered to the Receiving Party by the Disclosing Party under this Agreement is and remains the sole and exclusive property of the Disclosing Party. Except in the case where Virpax has exercised the Option, upon any expiration or termination of this Agreement, the Receiving Party shall, at its own cost and expense, promptly:

(i)	return to the Disclosing Party all such materials (in the medium provided by Disclosing Party);

(ii)	destroy all copies of the foregoing or any portion thereof, in whatever form or medium stored; and

(iii)	either destroy or redact all Confidential Information of the Disclosing Party from all documents, samples, summaries, extracts, records or other materials that contain any of the Confidential Information of the Disclosing Party, in whatever form or medium stored.

The Receiving Party may retain one copy of the foregoing materials identified by sections (ii) and (iii) in secured storage for record-keeping purposes.

Certain identified information has been excluded because it is both not material and would likely cause competitive harm if publicly disclosed.

10.	COMPLIANCE WITH APPLICABLE LAWS

10.1 Compliance with Applicable Laws. Each Party agrees that it will comply with all Applicable Laws in carrying out its responsibilities under this Agreement. Without limiting the foregoing, in carrying out its responsibilities under this Agreement, each Party agrees that neither it, nor any of its officers, employees, directors or agents shall, directly or indirectly offer, promise, pay or give, or authorize any offer, promise, payment or gift of, money or anything else of value either as an improper inducement to make, or as an improper reward for making, any decision favorable to the interests of the either Party in violation of the US Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010 and any other Applicable Laws for the prevention of fraud, corruption, racketeering, money laundering and/or terrorism (“Anti-Corruption Laws”). This includes providing improper benefits of any kind to government officials and other healthcare professionals and organizations, patients, suppliers, charities and patient groups, whether companies or individuals, to obtain or retain business or secure any improper advantage for either Party in violation of the Anti-Corruption Laws

11.	REPRESENTATIONS AND WARRANTIES; DISCLAIMER

11.1 Mutual Representations and Warranties. Each Party makes the following representations and warranties to the other Party as of the Effective Date:

11.1.1	Organization. Such Party (i) is a company duly organized, validly existing and in good standing under the laws of the jurisdiction where such company was formed or incorporated, and (ii) has all necessary company power and authority to own its properties and to conduct its business, as currently conducted.

11.1.2	Authorization. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby are within the company power of such Party, have been duly authorized by all necessary company proceedings of such Party, and this Agreement has been duly executed and delivered by such Party.

11.1.3	No Conflict. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby do not: (i) conflict with or result in a breach of any provision of such Party’s organizational documents; (ii) result in a material breach of any material agreement to which such Party is bound; (iii) result in a violation of any order to which such Party is subject; (iv) require such Party to obtain any material approval or consent from any governmental authority or other Third Party other than those consents and approvals which have been obtained prior to the date hereof; or (v) violate any Applicable Law applicable to such Party in any material respect.

11.1.4	Enforceability. This Agreement constitutes the valid and binding obligation of such Party, enforceable against such Party in accordance with its terms, subject to bankruptcy, reorganization, insolvency and other similar laws affecting the enforcement of creditors’ rights in general and to general principles of equity (regardless of whether considered in a proceeding in equity or an action at law).

Certain identified information has been excluded because it is both not material and would likely cause competitive harm if publicly disclosed.

11.2 Representations of MedPharm. MedPharm makes the following representations and warranties to Virpax as of the Effective Date:

11.2.1	Right to Grant Licenses and Option. MedPharm has the right to grant Virpax the licenses contemplated by this Agreement and the other rights granted by MedPharm under this Agreement (including the Option and the ROFR Option granted by MedPharm).

11.2.2	No Knowledge of Infringement. To MedPharm’s knowledge, the exploitation of the Licensed Intellectual Property in the Field will not infringe any patent or other intellectual property right of any Third Party.

11.2.3	No Debarment. MedPharm has not, and its personnel involved in any manner with activities under this Agreement have been debarred pursuant to the Act or excluded from any health care program sponsored by the United States Federal Government (“Federal Health Care Program”), including, but not limited to, Medicare or Medicaid, and it will notify Virpax immediately if it or any such personnel is debarred under the Act or excluded under a Federal Health Care Program.

11.2.4	Diligence. MedPharm (a) will use reasonable care, diligence and skill in carrying out the Project; and (b) will ensure that its performance of the Project will be performed by qualified and trained employees of MedPharm its Affiliates or Sub-contractors to a standard of quality which it is reasonable for the Virpax to expect in all the circumstances and on terms which enable ownership of intellectual property rights in accordance with this Agreement.

11.2.5	Approvals and Licenses. MedPharm has all applicable governmental and other approvals necessary under Applicable Law for it to carry out each Project, supply the deliverables required under this Agreement and perform its other obligations under this Agreement.

11.3 Disclaimer. EXCEPT AS SET FORTH IN THIS SECTION 11 NEITHER PARTY MAKES, AND EACH HEREBY EXPRESSLY DISCLAIMS, ANY AND ALL REPRESENTATIONS AND WARRANTIES OF ANY KIND ARISING FROM OR RELATING TO THIS AGREEMENT OR SUCH PARTY’S PERFORMANCE HEREUNDER, THE MEDSPRAY TECHNOLOGY, THE LICENSED INTELLECTUAL PROPERTY OR ANY LICENSED PRODUCT, EITHER EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, ANY IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT AND ANY REPRESENTATIONS OR WARRANTIES ARISING FROM A COURSE OF DEALING, COURSE OF PERFORMANCE OR USAGE OF TRADE.

12.	INDEMNIFICATION

12.1 Mutual Indemnity. Each Party (the “Indemnitor”) will defend, indemnify and hold harmless the other Party and its Affiliates and its and their respective officers, members, managers, employees and agents (collectively, the “Indemnified Parties”) from and against any and all claims, actions, lawsuits and investigations brought by a third party (“Third Party Claims”) and will pay any settlements, awards, fines and reasonable attorney’s fees and expenses and court costs associated with such Third Party Claims (collectively, “Losses”), in each case to the extent arising from or relating to: (i) the breach of this Agreement by Indemnitor or (ii) the gross negligence or willful misconduct of Indemnitor or its employees or contractors in the performance of its obligations under this Agreement.

Certain identified information has been excluded because it is both not material and would likely cause competitive harm if publicly disclosed.

12.2 Indemnity Procedures. A Party seeking indemnification for a Third Party Claim under Section 12.1 will give the Indemnitor written notice of the Third Party Claim promptly (and in any event within fifteen (15) calendar days after the service of the citation or summons); provided, however, that the failure to give timely notice hereunder will not affect rights to indemnification hereunder, except to the extent that Indemnitor demonstrates actual damage caused by such failure. Indemnitor may elect to direct the defense or settlement of any such Third Party Claim by giving written notice to the Party seeking indemnity, which election will be effective immediately upon receipt by the Party seeking indemnity of such written notice of election. The Indemnitor will have the right to employ counsel reasonably acceptable to the Party seeking indemnity to defend any such Third Party Claim, or to compromise, settle or otherwise dispose of the same, if the Indemnitor deems it advisable to do so, all at the expense of the Indemnitor; provided, however, that the Indemnitor will not settle, or consent to any entry of judgment in, any such Third Party Claim without obtaining either: (i) an unconditional release of the Party seeking indemnity (and all of its other Indemnified Parties) from all liability with respect to all claims underlying such Third Party Claim or (ii) the prior, written consent of the Party seeking indemnity. The Parties will fully cooperate with each other in any such Third Party Claim and will make available to each other any books or records useful for the defense of any such Third Party Claim.

13.	LIABILITY

13.1 Liability Exclusion. NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR ANY INCIDENTAL, CONSEQUENTIAL, INDIRECT, SPECIAL, PUNITIVE OR EXEMPLARY DAMAGES (INCLUDING DAMAGES FOR LOSS OF BUSINESS, LOSS OF PROFITS OR THE LIKE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR SUCH PARTY’S PERFORMANCE HEREUNDER, THE MEDSPRAY TECHNOLOGY, THE LICENSED INTELLECTUAL PROPERTY OR ANY LICENSED PRODUCT, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES AND REGARDLESS OF THE CAUSE OF ACTION (WHETHER IN CONTRACT, TORT, BREACH OF WARRANTY OR OTHERWISE), AND NOTWITHSTANDING ANY FAILURE OF THE ESSENTIAL PURPOSE OF ANY LIMITED REMEDY PROVIDED HEREIN.

13.2 Limitation on Damages. EACH PARTY’S MAXIMUM CUMULATIVE LIABILITY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR SUCH PARTY’S PERFORMANCE HEREUNDER, THE MEDSPRAY TECHNOLOGY, THE LICENSED INTELLECTUAL PROPERTY OR ANY LICENSED PRODUCT, REGARDLESS OF THE CAUSE OF ACTION (WHETHER IN CONTRACT, TORT, BREACH OF WARRANTY OR OTHERWISE), WILL NOT EXCEED THE AGGREGATE AMOUNTS PAYABLE TO MEDPHARM BY VIRPAX UNDER THIS AGREEMENT.

13.3 Exceptions. Notwithstanding anything to the contrary, the exclusions and limitations of liability set forth in Section 12.2 and Section 12.3 will not apply: (i) to the extent that acts or omissions of a Party constitute fraud, willful misconduct, or the misappropriation of the other Party’s intellectual property rights, (ii) the Parties’ respective indemnity obligations under Section 12 with respect to Third Party Claims or (iii) a Party’s payment obligations under this Agreement.

14.	MISCELLANEOUS PROVISIONS

14.1 Publicity. MedPharm may not publish any articles or make any presentations relating to the Project or referring to data, information or materials generated as part of the Project, in whole or in part, without the prior written consent of Virpax. Virpax will not unreasonably withhold such consent. Virpax may be permitted to publish or otherwise disseminate for academic purposes or any other purpose the results of any research work carried out in connection with this Agreement. Identification of MedPharm as the originator of the results will not be made without the prior written consent of MedPharm. MedPharm will not unreasonably withhold such consent. If MedPharm believes that the disclosure of patentable material is contained in the proposed publication or other dissemination MedPharm may request Virpax to delay submission for publication or other dissemination for a period of up to six months to permit the preparation and filing by MedPharm of any necessary patent applications, and customer shall delay submission for such period.

Certain identified information has been excluded because it is both not material and would likely cause competitive harm if publicly disclosed.

14.2 Relationship of the Parties. The Parties are and will be independent contractors and neither Party has any right, power or authority to act or create any obligation on behalf of the other Party. Nothing in this Agreement shall be construed as creating a partnership between or joint venture by the Parties, for tax purposes or otherwise.

14.3 Costs. Except as specifically provided for in this Agreement or in any Project Addendum, each Party shall be responsible for the payment of its own costs and expenses.

14.4 Notices. All notices, claims, demands and other communications hereunder shall be in writing and shall be deemed given if delivered personally, or two (2) business days after being sent by nationally-recognized overnight courier (e.g., Federal Express or DHL) to each Party at its respective address set forth below (or at such other address as any Party hereto shall hereafter specify by notice in writing to the other Parties hereto).

If to MedPharm:

Dr Andrew Muddle

Chief Executive Officer

MedPharm Ltd

Unit 3 / Chancellor Court

50 Occam Road

Surrey Research Park

Guildford

GU2 7YN

United Kingdom

Ph: +44 (0)1483 457580

Fax: +44 (0)1483 501488

If to Virpax:

Virpax Pharmaceuticals, LLC

101 Lindenwood Drive Suite 225

Melvern PA 19355

Ph: 484-875-3195

Attn: Anthony Mack

With a copy to:

Lowenstein Sandler LLP

65 Livingston Avenue

Roseland, New Jersey 07068

Facsimile: (973) 597-2400

Attn: Michael J. Lerner

Certain identified information has been excluded because it is both not material and would likely cause competitive harm if publicly disclosed.

14.5 Unenforceable Provisions. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect, and, if legally permitted, such offending provision shall be replaced with an enforceable provision that as nearly as possible effects the Parties’ intent.

14.6 Waiver and Amendment. No amendment or modification of any provision hereof will be effective unless in writing and signed by both Parties. No failure or delay by either Party in exercising any right, power, or remedy hereunder will operate as a waiver of any such right, power or remedy nor create an expectation of non-enforcement of that or any other provision or right. No waiver of any provision hereof will be effective unless in a signed writing by the person charged with making such waiver.

14.7 Assignment. Neither Party may transfer or assign this Agreement or assign any rights hereunder or delegate any duties hereunder without the other Party’s prior, written consent, such consent not to be unreasonably withheld. Notwithstanding the foregoing: (A) MedPharm may subcontract its obligations under this Agreement as provided in Section 5.4 and (B) either Party may transfer or assign this Agreement, without any requirement to obtain the other Party’s consent: (i) to any of its Affiliates or (ii) in connection with any merger, consolidation, sale of all or substantially all assets, sale of equity interests or other change of control transaction involving such Party or such Party’s line of business to which this Agreement relates. Subject to the foregoing, this Agreement will bind and inure to the benefit of the Parties and their respective successors and permitted assigns.

14.8 Governing Law. This Agreement, and any disputes directly or indirectly arising from or relating to this Agreement, will be construed and controlled by the laws of England and Wales (without reference to the choice of law rules thereof).

14.9 Forum. Each Party hereby irrevocably consents and submits to exclusive jurisdiction and venue in the state and courts located in London, England with respect to any disputes directly or indirectly arising from or relating to this Agreement. Each Party hereby waives all defenses of lack of personal jurisdiction and forum non-conveniens with respect to such courts.

14.10 Entire Agreement. This Agreement (including the Appendices attached hereto and any Project Addendum executed in connection herewith) constitutes the final, complete and exclusive agreement of the Parties concerning the subject matter hereof, and supersedes all previous agreements, communications, representations and understandings, either oral or written, between the Parties relating to the subject matter hereof. No terms and conditions contained in any Purchase Order, order acknowledgment, invoice, bill of lading, acceptance or other preprinted form issued by either Party, which are inconsistent with or in addition to the terms and conditions of this Agreement, shall be effective.

14.11 Headings. The headings of the several articles are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

14.12 Counterparts. This Agreement may be executed in two or more counterparts (which may be exchanged by facsimile or via email .pdf copies), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

(signature page follows)

Certain identified information has been excluded because it is both not material and would likely cause competitive harm if publicly disclosed.

IN WITNESS WHEREOF, the Parties have executed this Agreement by their duly authorized representatives.

MEDPHARM LIMITED		VIRPAX PHARMACEUTICALS, LLC

By:	/s/ Andrew Muddle	By:	/s/ Anthony Mack
Name:	Andrew Muddle	Name:	Anthony Mack
Title:	CEO	Title:	CEO

Certain identified information has been excluded because it is both not material and would likely cause competitive harm if publicly disclosed.

Appendix A

Certain Licensed Patent Rights

A-1

Certain identified information has been excluded because it is both not material and would likely cause competitive harm if publicly disclosed.

Appendix B

Form of Project Addendum

The Project

Please refer to Proposal Number [INSERT NUMBER] dated [INSERT DATE] and entitled [INSERT TITLE] for details of the Project

Part II

The Programme

Study start date: [INSERT DATE]

Agreed work: [Part 1 (pre-formulation studies and formulation development)]

To be agreed: [INSERT DETAILS]

Outstanding parts to be agreed by mutual agreement between the Parties and by amending and issuing a revised version of this Schedule Two.

Payment Terms

[To be discussed]

Approved Pass-through Expenses:

Approved Sub-Contractor: [if any]

Virpax Representative:

MedPharm Representative:

B-1

Certain identified information has been excluded because it is both not material and would likely cause competitive harm if publicly disclosed.

Appendix C

Certain Terms of the Definitive License Agreement

1. Certain Terms for the Definitive License Agreement:

Development and Commercialization

VIRPAX shall be responsible (at its own expense) for, and shall control all aspects of the development, registration, manufacture and commercialization of any Licensed Product in the Territory. VIRPAX will use commercially reasonable efforts (to be defined in the Agreement, but in any event, to be determined on a product-by-product and a market-by-market basis based on similarly situated pharmaceutical and/or over-the-counter manufacturers) to develop, obtain regulatory approvals for and, thereafter, commercialize each Licensed Product.

The Territory and Field shall be defined as each is defined in the Research and Option Agreement.

Royalties*

●	Royalties shall be [**] of Net Sales

●	Exercise Fee of [**] payable upon execution of the first Definitive License Agreement executed in connection with the Research and Option Agreement

●	Upon starting Phase II [**]

●	Upon starting Phase III [**]

●	Upon approval of a Licensed Product in each of the 5 major markets in the EU (i.e., France, Italy, Germany, Spain and the UK) at [**] per country payable on approval country by country

●	FDA approval of a dossier: [**]

●	Launch of the first Licensed Product, in the Field, in the USA: [**]

●	Launch of first Product, in the Field, in the first [**] territories outside USA and the European Union (i.e. Asia; Africa, Arabic, South America and Australia) at [**] per Territory payable on Territory by Territory basis.

* In connection with [**] alone and aerosol technology will be rewarded at [**] of the royalty and milestone payments defined above.

Royalty Term

The Royalty Term and any obligation to make milestone payments will expire on a country-by-country basis upon the last to expire valid claim in each relevant country.

C-1

Certain identified information has been excluded because it is both not material and would likely cause competitive harm if publicly disclosed.

Net Sales Definition

Net Sales shall mean, with respect to any Product, the gross amount invoiced with respect thereto (whether by the Buyer, any Affiliate of the Buyer, any co-marketer, collaborator, joint venturer or other partner with the Buyer or any of its Affiliates) in the Territory, less, to the extent deducted from or on such invoice consistent with GAAP, the following items:

(a) normal and customary trade, cash and/or quantity discounts allowed and taken, and wholesaler and inventory management fees paid, with respect to sales of such product or products;

(b) amounts paid, repaid or credited by reason of defects, rejection, recalls, returns and allowances with respect to such product or products;

(c) any applicable sales, use or value-added taxes;

(d) bad debt deductions and uncollectible amounts actually written off;

(e) charges, chargebacks, rebates, discounts and amounts under Rebate Programs paid or accrued on sale or dispensing of the such product;

(f) royalties payable to any Third Party with respect to sales of such products;

(g) all transportation charges, including freight, postage and insurance related directly to such product, in each case to the extent included in the invoice price to a buyer; and

all other deductions allowed by GAAP, as consistently applied by Buyer and its Affiliates (or their licensees or sublicensees, as applicable) in determining net product sales.

Milestone Payments

Milestone payments shall be payable only once for each Licensed Product, in respect of the first achievement of such Milestone.

Sub-License fees

Virpax may sublicense its rights under the License provided that the sub-licence contains provisions similar to those in the Definitive License Agreement, confers reasonable audit rights on MedPharm and MedPharm is provided with a copy of the sublicense. Any sublicense shall include terms that make the sublicense dependent on the continued existence of, and consistent with, the Definitive Licence Agreement.

Infringement and Maintenance

Each party shall inform the other party promptly if it becomes aware of any infringement or potential infringement of any IP used in the Products.

Customary provisions regarding relevant IP maintenance.

Customary provisions relating to infringement of any IP used in the Products or of third party rights.

Governing Law

Delaware

C-2

Certain identified information has been excluded because it is both not material and would likely cause competitive harm if publicly disclosed.

Appendix D

Virxpax Molecules

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D-1